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                                                               EXHIBIT 99.5

                                  SPECIAL ADDENDUM
                                         TO
                               STOCK OPTION AGREEMENT

          The provisions of this Special Addendum are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") between Cygnus, Inc. (the "Corporation") and _________________________________ ("Optionee") evidencing the grant on this date of a stock option (the "Option") to Optionee under the terms of the Corporation's 1994 Stock Option/Award Plan. The provisions of this Special Addendum shall be effective immediately for such Option.

          All capitalized terms in this Special Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in that certain severance benefit agreement (the "Severance Agreement") between the Corporation and Optionee dated August 28, 1998 and shall continue to have those meanings whether or not the Severance Agreement remains in effect throughout the term of each Option subject to this Special Addendum.

                      TERMINATION OF EMPLOYMENT WITHOUT CAUSE

          1. Should Optionee's employment be terminated by the Corporation for any reason other than Cause while the Option remains outstanding but not otherwise fully exercisable for all of the Option Shares, then the Option shall immediately become exercisable on an accelerated basis for that number of Option Shares equal to the LESSER of (i) the total number of Option Shares for which the Option is not otherwise, in accordance with the Exercise
Schedule in effect for that Option, exercisable on the Date of Termination or
(ii) twenty-five percent (25%) of (x) the total number of unvested Option Shares at the time subject to the Option plus (y) the number of vested and exercisable shares of the Corporation's common stock held by Optionee on the Date of Termination. The Option shall continue to remain outstanding and exercisable for any or all Option Shares for which the Option is exercisable on the Date of Termination, including the Option Shares for which the Option becomes exercisable on an accelerated basis at that time pursuant to this Special Addendum, until the EARLIEST to occur of (i) the Expiration Date,
(ii) the expiration of the nine (9) month-period measured from the Date of Termination or (iii) the closing date of a Change in Control in which the Option is not assumed by the successor entity (or parent company) or otherwise continued in full force and effect. However, the Option shall immediately terminate on the Date of Termination with respect to any other Option Shares for which the Option is not exercisable and vested at that time.

          2. For purposes of this Addendum, the following definitions shall be in effect:

          CAUSE shall have the meaning given such term in Exhibit A to the Severance Agreement.

          CHANGE IN CONTROL shall have the meaning given such term in Exhibit A to the Severance Agreement.

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          DATE OF TERMINATION refers to cessation of employment and shall have the meaning given such term in Exhibit A to the Severance Agreement.

          EXERCISE SCHEDULE shall mean the schedule set forth in the Stock Option Agreement for the Option, pursuant to which the Option is to vest and become exercisable for the Option Shares in a series of installments over Optionee's period of employment with the Corporation.

          EXPIRATION DATE shall mean the expiration date of the ten (10)-year term of the Option.

          OPTION SHARES shall mean the shares of the Corporation's common stock subject to the Option in question.

          3. The provisions of this Special Addendum shall govern the period for which the Option is to remain exercisable following the termination of Optionee's employment without Cause and shall supersede any provisions to the contrary in the Option Agreement.

          4. The provisions of this Special Addendum shall survive the expiration or termination of the Severance Agreement and shall accordingly remain in full force and effect following any such expiration or termination.


          IN WITNESS WHEREOF, Cygnus, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

                                                  CYGNUS, INC.

                                                  By:________________________

                                                  Title:_____________________




EFFECTIVE DATE:  ________________, 199___

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